Exhibit 99.5

Internal Revenue Service	Department of the Treasury
Washington, DC 20224
Index Number: 355.00-00, 355.01-01,
368.00-00, 368.04-00	Third Party Communication: None Date of Communication: Not Applicable

Clayton J. Haynes	Person To Contact:
Chief Financial Officer	Lola. L. Johnson, ID No. 50-18520
Acacia Research Corporation
500 Newport Center Drive	Telephone Number: (202) 622-7530
Newport Beach, CA 92660
Refer Reply To:
CC:CORP:B04
PLR-123406-06

Date:
August 30, 2006

Legend

Distributing	=	Acacia Research Corporation a Delaware corporation EIN: 95-4405754
Controlled	=	Combimatrix Corporation a Delaware corporation EIN: 47-0899439
Sub1	=	Advanced Materials Sciences, Inc. E.I.N. 95-4829316 a Delaware corporation
Sub2	=	CombiMatrix K.K. a Japanese corporation
Sub3	=	Acacia Media Technologies Corporation a Delaware corporation EIN: 94-3413444
Sub4	=	Soundview Technologies, Inc. a Delaware corporation EIN: 06-1449599
Sub5	=	Acacia Global Acquisition Corporation a Delaware corporation EIN: 20-2043173
Sub6	=	Acacia Patent Acquisition Corporation a Delaware corporation EIN: 20-2437601

Sub7	=	Acacia Capital Management Corporation a Delaware corporation EIN: 20-2437538
Sub8	=	Acacia Technologies Services Corporation a Delaware corporation EIN: 20-2043077
Sub9	=	Soundbreak.com, Inc. a California corporation EIN: 95-4745461
Country Z	=	Japan
a	=	12.6
b	=	86.7
c	=	23.0
d	=	10.0
e	=	1
f	=	99
g	_	52
h	=	67
Date 1	=	October 19, 2001
Date 2	=	December 13,2002
Date 3	=	June 30, 2006
Class A	=	Acacia Research-Acacia Technologies common stock
Class B	=	Acacia Research-CombiMatrix common stock
Business 1	=	Patent creation and licensing
Business 2	=	Technology business

Dear Mr. Haynes:

This letter responds to your April 20, 2006 letter requesting rulings on certain federal income tax consequences of a proposed transaction. The information provided in that letter and in later correspondence is summarized below.

The rulings contained in this letter are based on facts and representations submitted by the taxpayer and accompanied by a penalty of perjury statement executed by an appropriate party. This office has not verified any of the materials submitted in support of the request for rulings. Verification of the information, representations, and other data may be required as part of the audit process. In particular, this office has not reviewed any information pertaining to, and has made no determination regarding, whether the Distribution (defined below in step (ii)): (i) satisfies the business purpose requirement of § 1.355-2(b) of the Income Tax Regulations; (ii) is used principally as a device for the distribution of the earnings and profits of the distributing corporation or the controlled corporation (see § 355(a)(1)(B) of the Internal Revenue Code and § 1.355-2(d)); and (iii) is part of a plan (or series of related transactions) pursuant to which one or more persons will acquire directly or indirectly stock representing a 50-percent or greater interest in the distributing corporation or the controlled corporation (see § 355(e) and § 1.355-7).

Summary of Facts

Distributing is the common parent of an affiliated group of corporations that files a consolidated federal income tax return. Distributing wholly owns stock in Controlled, Sub3, Sub4, Sub5, Sub6, Sub7 and Sub8. Distributing also owns approximately a percent of the stock of Sub 1 and h percent of the stock of Sub9. Controlled owns b percent of the stock of Sub 1. Sub2 is a Country Z corporation and is owned approximately d percent by Distributing and c percent by Controlled. Parties unrelated to Distributing own stock in Sub1 and in Sub2.

Distributing has two classes of stock outstanding, Class A and Class B. The Class A stock is intended to reflect the performance of subsidiaries of Distributing that are engaged in Business 1. Sub3, Sub 4, Sub5 are each engaged in Business 1. Sub6 is a holding company that owns stock in two subsidiaries. Each of the Sub6 subsidiaries is engaged in Business 1. The Class B stock is intended to reflect the performance of Controlled and its subsidiaries. Controlled and Sub2 are engaged in Business 2. Sub1, Sub7 and Sub9 are dormant. Sub8 provides employees to Distributing’s affiliated group.

On Date 1, Distributing purchased Controlled stock representing less than e percent of the outstanding stock of Controlled (the “Hot Stock”). On Date 2, Distributing acquired g percent of the common stock of Controlled in a merger transaction in which no gain or loss was recognized. As of Date 3, excluding the Hot Stock, Distributing owned more than f percent of the outstanding common stock of Controlled.

Distributing shall make an irrevocable election to waive application of the transition rule set forth in § 355(b)(3)(C) at such time and in such manner as is prescribed by the Internal Revenue Service. Upon the effective date of such election Distributing and Controlled will treat all members of its respective separate affiliated group, as defined in § 355(b)(3)(B), as one corporation in determining whether it meets the requirements of § 355(b)(2)(A) regarding the active conduct of a trade or business.

Financial information submitted indicates that Sub4, a member of Distributing’s separate affiliated group, and Controlled have had gross receipts and operating expenses representative of the active conduct of a trade or business for each of the five years preceding the Proposed Transaction.

Proposed Transaction

For what is represented to be a valid business purpose, Distributing proposes the following transaction (the “Proposed Transaction”):

(i)	Distributing will contribute to Controlled all of the Sub 1 and Sub 2 stock in exchange for additional shares of Controlled stock (the “Contribution”).

(ii)	Distributing will distribute all of the Controlled stock to the Distributing Class B shareholders in exchange for all of their Class B stock (the “Distribution”).

(iii)	Each holder of an option to purchase shares of Distributing Class B stock will receive an option to purchase shares of Controlled common stock.

Representations

The taxpayer has made the following representations with respect to the Proposed Transaction:

(a)  No part of the consideration to be distributed by Distributing will be received by a shareholder as a creditor, employee, or in any capacity other than that of a Distributing shareholder.

(b)  Distributing shall make an irrevocable election to waive application of the transition rule set forth in § 355(b)(3)(C) at such time and in such manner as is prescribed by the Internal Revenue Service.

(c) The fair market value of the Controlled stock to be received by a Distributing Class B shareholder will be approximately equal to the fair market value of the Distributing Class B stock surrendered by the shareholder in the exchange.

(d) The five years of financial information submitted on behalf of Sub4, a member of the Distributing separate affiliated group, is representative of the present business operations of Sub4, and with regard to such business, there have been no substantial operational changes since the date of the last financial statements submitted.

(e) The five years of financial information submitted on behalf of Controlled is representative of its present business operations, and there have been no substantial operational changes since the date of the last financial statements submitted.

(f) Following the Distribution, the Distributing and the Controlled separate affiliated groups will each continue the active conduct of their respective businesses, independently and with their separate employees.

(g) There will be no continuing transactions between Distributing and Controlled after the Distribution.

(h) The Distribution is being carried out for the following business purpose: Fit and focus. The Distribution is motivated, in whole or substantial part, by this corporate business purpose.

(i) For purposes of § 355(d), immediately after the Distribution, no person (determined after applying § 355(d)(7)) will hold stock possessing 50 percent or more of the total combined voting power of all classes of Distributing stock entitled to vote or 50 percent or more of the total value of shares of all classes of Distributing stock that was acquired by purchase (as defined in § 355(d)(5) and (8)) during the five-year period (determined after applying § 355(d)(6)) ending on the date of the Distribution.

(j) For purposes of § 355(d), immediately after the Distribution, no person (determined after applying § 355(d)(7)) will hold stock possessing 50 percent or more of the total combined voting power of all classes of Controlled stock entitled to vote or 50 percent or more of the total value of shares of all classes of Controlled stock that was either (i) acquired by purchase (as defined in § 355(d)(5) and (8)) during the five-year period (determined after applying § 355(d)(6)) ending on the date of the Distribution, or (ii) attributable to distributions on Distributing stock that was acquired by purchase (as defined in § 355(d)(5) and (8)) during the five-year period (determined after applying § 355(d)(6)) ending on the date of the Distribution.

(k) No intercorporate debt will exist between Distributing and Controlled at the time of, or after, the Distribution.

(l) The Distribution is not part of a plan or series of related transactions (within the meaning of § 1.355-7) pursuant to which one or more persons will acquire directly or indirectly stock representing a 50-percent or greater interest (within the meaning of § 355(d)(4)) in Distributing or Controlled (including any predecessor or successor of any such corporation).

(m) The total fair market value of the assets transferred to Controlled by Distributing in the Contribution will exceed the aggregate adjusted basis of the transferred assets.

(n) The total adjusted basis and the fair market value of the assets transferred to Controlled by Distributing in the Contribution will equal or exceed the sum of any liabilities assumed (as determined under § 357(d)) by Controlled plus any liabilities to which the transferred assets are subject.

(o) The liabilities assumed, if any, (as determined under § 357(d)) by Controlled in the Contribution, if any, and any liabilities to which the transferred assets are subject were incurred in the ordinary course of business and are associated with the assets being transferred.

(p) No two parties to the transaction are investment companies as defined in § 368(a)(2)(F)(iii) and (iv).

(q) The Distribution is not used principally as a device for the distribution of the earnings and profits of Distributing or Controlled or both.

(r) Earnings and profits will be allocated between Distributing and Controlled in accordance with § 312(h) and § 1.312-10(a).

(s) Each of the Distributing Class A and Class B stock is Distributing common stock for federal income tax purposes.

Rulings

Based solely on the information submitted and the representations set forth above, we rule as follows:

(1) The Contribution, followed by the Distribution will qualify as a reorganization within the meaning of § 368(a)(1)(D). Distributing and Controlled will each be “a party to a reorganization” under § 368(b).

(2) No gain or loss will be recognized by Distributing on the Contribution (§ 357(a) and § 361(a));

(3) No gain or loss will be recognized by Controlled on the Contribution (§ 1032(a)).

(4) The basis of each asset received by Controlled in the Contribution will equal the basis of that asset in the hands of Distributing immediately before the Contribution (§ 362(b)).

(5) The holding period of each asset received by Controlled in the Contribution will include the period during which Distributing held that asset (§ 1223(2)).

(6) No gain or loss will be recognized by Distributing on the Distribution, but only to the extent that such stock is not Hot Stock. Distributing will recognize gain on the Distribution of the Hot Stock to the extent the fair market value of the Hot Stock exceeds its adjusted basis in the hands of Distributing (§ 361(c)(1) and (c)(2)).

(7) No gain or loss will be recognized by (and no amount will be included in the income of) the shareholders on the Distribution, but only to the extent that such stock is not Hot Stock. To the extent that Distributing shareholders receive Hot Stock, gain, if any will be recognized by the Class B shareholders on their receipt of the Hot Stock in the Distribution § 355(a)(1), (a)(3)(B), 356(a)(1) and (a)(2).

(8) The basis of the Controlled stock held by a Class B shareholder immediately after the Distribution (except the shares of Hot Stock) is the same as the basis of such shareholder’s Distributing stock held immediately before the Distribution decreased by the fair market value of the Hot Stock and increased by the amount of gain recognized (including the portion of such gain which is treated as a dividend). The basis of a share of the Controlled stock held by a Class B shareholder is determined by allocating such Distributing stock ratably to the Controlled stock received in the exchange (except the shares of Hot Stock) in accordance with § 358(a).

(9) The basis of the Hot Stock held by the Class B shareholders immediately after the Distribution will equal the fair market value of the Hot Stock (§ 358(a)(2) and § 1.358-1(a)).

(10) The holding period of the Controlled stock received by each shareholder in the Distribution will include the holding period of the Distributing stock on which the distributions are made, provided such stock is held as a capital asset on the date of the distributions (§ 1223(1)). The holding period of the Hot Stock received by the Class B shareholders in the Distribution will commence on the date of the distribution.

(11) A proper allocation of earnings and profits between Distributing and Controlled will be made in accordance with § 312(h) and § 1.312-10(a).

Caveats

No opinion is expressed about the tax treatment of the Proposed Transaction under other provisions of the Code and regulations or the tax treatment of any conditions existing at the time of, or effects resulting from, the Proposed Transaction that are not specifically covered by the above rulings. In particular no opinion is expressed regarding: (i) whether the Distribution satisfies the business purpose requirement of § 1.355-2(b); (ii) whether the Proposed Transaction Is used principally as a device for the distribution of the earnings and profits of Distributing or Controlled (see § 355(a)(1)(B) and § 1.355-2(d)); (iii) whether the Distribution and an acquisition or acquisitions are part of a plan (or series of related transactions) under § 355(e); and (iv) whether the Distributing Class A and Class B stock is stock of Distributing.

Procedural Statements

This ruling letter is directed only to the taxpayer requesting it. Section 6110(k)(3) provides that It may not be used or cited as precedent.

A copy of this ruling letter must be attached to the federal income tax return of each taxpayer involved for the taxable year in which the transaction covered by this ruling letter is consummated. Alternatively, taxpayers filing their returns electronically may satisfy this requirement by attaching a statement to their return that provides the date and control number of the ruling letter.

In accordance with the power of attorney on file with this office, a copy of this letter is being sent to your authorized representative.

                        Sincerely,

                        /s/ Richard K. Passales
                Richard K. Passales
                        Senior Counsel, Branch 4
                        Associate Chief Counsel
                        (Corporate)